EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2013, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Crimson Exploration Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Crimson Exploration Inc. on Form S-3 (File No. 333-182105 effective June 13, 2012) and Forms S-8 (File No. 333-122987 effective February 25, 2005, File No. 333-151902 effective June 25, 2008, File No. 333-155532 effective November 20, 2008, and File No. 333-175459 effective November 7, 2011).

/s/ Grant Thornton LLP

Houston, Texas
March 15, 2013